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                                   EXHIBIT 18
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                               THE HIGHMARK GROUP
                              MULTIPLE CLASS PLAN

        This constitutes a MULTIPLE CLASS PLAN (the "Plan") of The HighMark Group, a Massachusetts business trust (the "Group"), adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the "1940 Act"). The Plan is applicable to the Group's investment portfolio(s) identified on Schedule A hereto, as such Schedule may be amended from time to time (each a "Fund", collectively the "Funds").

        WHEREAS, it is desirable to enable the Group to have flexibility in meeting the investment and shareholder servicing needs of its current and future investors; and

        WHEREAS, the Board of Trustees of the Group (the "Board of Trustees"), including a majority of the Trustees who are not "interested persons" of the Group, as such term is defined by the 1940 Act, mindful of the requirements imposed by Rule 18f-3(d) under the 1940 Act, has determined to adopt this Plan to enable the Fund to provide appropriate services to certain designated classes of shareholders of the Fund;

        NOW, THEREFORE, the Group designates the Plan as follows:

        1. Designation of Classes. The Fund shall offer its units of beneficial interest ("Shares") in two classes: Investor Shares and Fiduciary Shares.

        2. Purchases. Investor Shares are distributed to the general public pursuant to procedures outlined in the Group's Registration Statement. Fiduciary Shares may only be purchased by certain investors listed in the Registration Statement. Procedures for purchasing Fiduciary Shares are outlined in the Registration Statement.

        3. Shareholder Services. Investor and Fiduciary Shares may be purchased by check or money order, by Federal Funds wire, by telephone or through the Automatic Investment Plan, pursuant to procedures outlined in the Group's Registration Statement. Holders of Investor and Fiduciary Shares may also make regular exchanges and redemptions of their Shares as described in the Registration Statement.

        4.  Sales Charges.

            Fiduciary Shares.

            Fiduciary Shares are not subject to a sales charge at the time of purchase or upon redemption.

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        Investor Shares.

        Investor Shares, except Investor Shares of any money market funds, are subject to a sales charge at the time of purchase. The sales charge is based on a percentage of the offering price and may vary based on the amount of purchase. Sales charges may be waived in accordance with the current Registration Statement.

    5.  Distribution and Shareholder Services Fee.

        Fiduciary Shares.

        Fiduciary Shares are not subject to a distribution and shareholder services fee.

        Investor Shares.

        Investor Shares are subject to a distribution and shareholder services fee assessed in accordance with the distribution and shareholder services plan (the "Plan") adopted by the Group.

    6. Minimum Transaction Requirements. The minimum initial investment and subsequent investment requirements applicable to Investor Shares and Fiduciary Shares shall be the same, as outlined in the Group's Registration Statement.

    7. Exchange Privilege. Investor Shares and Fiduciary Shares shall be exchangeable for Shares of the class of the various other Funds of the Group which the Shareholder qualifies to purchase directly, provided that the minimum investment and any other requirements of the Fund for which the shares are exchanged are satisfied.

    8. Expense Allocation. Each class shall pay the expenses associated with its different distribution and shareholder services arrangement. Each class may, at the Board's discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Group's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes. All other expenses will be allocated to each class on the basis of the relative net asset value of that class in relation to the net asset value of the Fund.

    9. Voting Rights. Each Share held entitles the Shareholder of record to one vote. Each Fund will vote separately on matters relating solely to that Fund. Each class of a Fund shall have exclusive voting rights on any matter submitted to Shareholders that relates solely to that class, and shall have separate voting rights on any matter submitted to Shareholders in which the interests of one class differ from the interests of any other class. However, all Fund Shareholders will have equal voting rights on matters that affect all Fund Shareholders equally.

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        10.  Dividends.  The amount of dividends payable on Fiduciary Shares may be more than the dividends payable on Investor Shares because of the distribution and shareholder services fee charged to Investor Shares pursuant to the Plan. Dividends will be declared and paid monthly.

        11. Termination and Amendment. This Plan may be terminated or amended pursuant to the requirements of Rule 18f-3(d) under the 1940 Act.

        The names "The HighMark Group" and "Board of Trustees" refer respectively to the Group created and the Trustees, as Trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 10, 1987, as amended July 30, 1987, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of The HighMark Group entered into in the name or on behalf thereof by any of the Group, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Group personally, but bind only the assets of the Group, and all persons dealing with any series and/or class of Shares of the Group must look solely to the assets of the Group belonging to such series and/or class for the enforcement of any claims against the Group.

                                THE HIGHMARK GROUP


                                Signature:   /s/ CYNTHIA L. LINDSEY
                                            -----------------------------------
                                Name:            Cynthia L. Lindsey
                                        ---------------------------------------
                                Title:           Vice President
                                        ---------------------------------------
                                Date:   March 29, 1996


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                                   SCHEDULE A
                             MULTIPLE CLASS PLAN OF
                               THE HIGHMARK GROUP

Name of Fund (each Fund offers Investor and Fiduciary Shares)
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The HighMark Growth Fund
The HighMark Income and Growth Fund
The HighMark Income Equity Fund
The HighMark Balanced Fund
The HighMark Bond Fund
The HighMark Government Bond Fund
The HighMark Diversified Obligations Fund
The HighMark U.S. Government Obligations Fund
The HighMark 100% U.S. Treasury Obligations Fund
The HighMark California Tax-Free Fund
The HighMark Tax-Free Fund
The HighMark Intermediate California Municipal Bond Fund
The HighMark Intermediate Municipal Bond Fund

                                       THE HIGHMARK GROUP

                                       Signature: /s/ CYNTHIA L. LINDSEY
                                                 -----------------------------
                                       Name:          Cynthia L. Lindsey
                                                 -----------------------------
                                       Title:         Vice President
                                                 -----------------------------
                                                 Date: March 29, 1996


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